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EXHIBIT 21.1

SUBSIDIARIES CONTROLLED BY REGISTRANT
As of December 31, 2009

ValueClick, Inc. Subsidiary Listing

Company	Percentage Ownership
Commission Junction, Inc. (Delaware)	100%
Mediaplex, Inc. (Delaware)	100%
MeziMedia, Inc. (California)	100%
Web Clients, LLC (Delaware)	100%
Web Marketing Holdings, LLC (Delaware)	100%
ValueClick AB (Sweden)	100%
Pricerunner Sweden AB (Sweden)	100%
Pricerunner Ltd. (United Kingdom)	100%
Pricerunner SAS (France)	100%
ValueClick International Ltd. (Ireland)	100%

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  EXHIBIT 21.1
SUBSIDIARIES CONTROLLED BY REGISTRANT As of December 31, 2009